Exhibit 10.3

PERFORMANCE SHARE UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by CommScope Holding Company, Inc. (the “Company”) of

                 performance share units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

The Units are granted pursuant to and subject to the provisions of the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Grantee will have the right to earn between 0% and 150% of the Units based on the Company’s achievement of performance goals relating to Aggregate Adjusted Operating Income for fiscal years 2015 and 2016 (the “Performance Period”), as set forth on Appendix A.

Within 60 days after the Performance Period ends, the Committee will determine and certify the Company’s performance against the performance goals and will determine the number of Units eligible for vesting (the “Confirmed Units”). The date such certification occurs is referred to in this certificate as the “Certification Date.” Unless vesting is accelerated as provided in the Plan or Section 2 of the Terms and Conditions, the Confirmed Units shall vest (become non-forfeitable) in accordance with the following schedule, subject to Grantee’s Continuous Service on the applicable vesting date.

Continuous Service after Grant Date	Percent of Confirmed Units Vesting
Later of the Certification Date or the 2nd Anniversary of the Grant Date	50%
3rd Anniversary of the Grant Date	50%

IN WITNESS WHEREOF, CommScope Holding Company, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

COMMSCOPE HOLDING COMPANY, INC.

By:
Its:

Grant Date: February 24, 2015

TERMS AND CONDITIONS

1. Performance and Certification. The Units will become eligible for vesting based upon the Company’s performance against the performance goals specified in Appendix A. No Units will become Confirmed Units unless and until the Committee determines and certifies the performance following the Performance Period. To the extent the Company fails to achieve 100% of the performance conditions, Grantee shall forfeit all right, title and interest in and to the Units that do not become Confirmed Units as of the Certification Date and the non-Confirmed Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2. Vesting of Confirmed Units The Confirmed Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	The Confirmed Units will vest as to the percentages specified on the cover page hereof, on the respective Vesting Dates specified on the cover page hereof, provided Grantee is then still providing Continuous Service to the Company.

(b)	If Grantee’s Continuous Service is terminated due to death or Disability, then:

(i) if such termination occurs during the Performance Period, the Units shall not expire on account of the Participant’s termination and shall remain eligible to vest based upon actual performance over the Performance Period. To the extent the performance goals are met for the Performance Period, the Units will vest on the Certification Date, and any non-Confirmed portion of the Prorated Portion will be forfeited, and

(ii) if such termination occurs after the Performance Period, then all of the Confirmed Units will vest on the date of such termination.

(c)	If a Change in Control occurs and the Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, then:

(i) if such Change in Control occurs during the Performance Period, the number of Units shall be prorated by multiplying it by a fraction, the numerator of which is the number of days elapsed from the commencement of the Performance Period through the date of the Change in Control, and the denominator of which is 730, and such prorated portion of the Units shall vest immediately prior to the Change in Control based upon (x) deemed performance against the “target” level if the Change in Control occurs during the first half of the Performance Period, or (y) actual performance measured as of the date of the Change in Control (after prorating the performance conditions based upon the number of days elapsed from the commencement of the Performance Period through the date of the Change in Control) if the Change in Control occurs during the second half of the Performance Period, and the remaining unvested portion of the Units shall be forfeited and cancelled as of the Change in Control, and

(ii) if such Change in Control occurs after the Performance Period, then all of the Confirmed Units will vest immediately prior to the Change in Control.

(d)	If a Change in Control occurs and the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, then, if within two years after the effective date of the Change in Control Grantee’s employment is terminated without Cause or Grantee resigns for Good Reason, then:

(i)	if such termination occurs during the Performance Period, the number of Units shall be prorated by multiplying it by a fraction, the numerator of which is the number of days elapsed from the commencement of the Performance Period through the date of such termination, and the denominator of which is 730, and such prorated portion of the Units shall vest on the date of such termination based upon (x) deemed performance against the “target” level if such termination occurs during the first half of the Performance Period, or (y) actual performance measured as of the date of such termination (after prorating the performance conditions based upon the number of days elapsed from the commencement of the Performance Period through the date of the termination) if the Change in Control occurs during the second half of the Performance Period, and the remaining unvested portion of the Units shall be forfeited and cancelled as of the date of such termination, and

(ii) if such termination occurs after the Performance Period, then all of the Confirmed Units will vest on the date of such termination.

If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b) or (d) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

3. Conversion to Stock. The Units that vest upon a Vesting Date will be converted to shares of Stock. The shares of Stock will be registered in the name of Grantee as of the Vesting Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Vesting Date.

4. Dividend Rights. If any dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee. Such amounts shall be subject to the same vesting and forfeiture provisions as the Units to which they relate. Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the applicable Vesting Date.

5. Voting Rights. Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting rights and other rights as a stockholder of the Company.

6. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution.

7. Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8. No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to, the Company or any Affiliate.

9. Payment of Taxes. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

10. Stockholders Agreement; Registration Rights Agreement. As a condition to the issuance of Shares of Stock hereunder, Grantee agrees that such Shares shall be subject to all of the terms, conditions and restrictions contained in any Stockholders Agreement by and among the Company and the Company’s stockholders and in any Registration Rights Agreement by and among the Company and the Company’s stockholders and that Grantee will become a party to and subject to such Stockholders Agreement and such Registration Rights Agreement.

11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

12. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

13. Severability. If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

15. Compensation Recoupment Policy. The Units and any Stock issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

APPENDIX A

PERFORMANCE GOALS

(AGGREGATE ADJUSTED OPERATING INCOME)

Grantee may earn a percentage of the Units based on the Company’s Aggregate Adjusted Operating Income over the Performance Period, as provided in the following table. Payouts between performance levels will be determined to the nearest tenth of a percentage point using linear interpolation.

Degree of Performance Attainment	Aggregate Adjusted Operating Income ($, in millions)	Achievement of Performance Goal (% of Units)
Maximum	2,253.282	150%
Target	1,877.735	100%
Threshold	1,502.188	50%
Less than Threshold	Below 1,502.188	0%

For purposes of this award, Aggregate Adjusted Operating Income shall mean “Operating Income (Loss)” for fiscal years 2015 and 2016, combined, as such term appears on the Company’s Consolidated Statements of Operations for 2015 and 2016, increased or reduced by each of the following to the extent that any such item is used to determine “Operating Income (Loss)”: (i) amortization; (ii) certain extraordinary, unusual or non-recurring charges, expenses or losses (including Impairment Charges in the Consolidated Statement of Operations); (iii) certain restructuring costs, integration costs and equity-based compensation expenses (including the expense from cash based awards issued under the Plan that may be settled with the Company’s Common Stock); (iv) transaction fees and expenses and purchase accounting adjustments; and (v) income or gains corresponding to certain extraordinary, unusual or non-recurring items.

If the Company’s proposed acquisition (the “Acquisition”) of TE Connectivity Ltd.’s Telecom, Enterprise and Wireless businesses (the “TE Business”) closes in 2015, then the Aggregate Adjusted Operating Income calculation for fiscal year 2015 will exclude the TE Business (so that it is calculated for the entire year based on the Company alone). Similarly, the calculation of Aggregate Adjusted Operating Income for fiscal year 2016 will include the TE Business (so that it is calculated based on the Company and the TE Business combined).

In the event that the Acquisition does not close in 2015, or in the event of an acquisition or disposition of any other business, line of business or assets, the Committee shall in good faith and in such manner as it may deem equitable adjust the performance goals and the calculation of Aggregate Adjusted Operating Income to reflect the projected effect of such transaction(s) or event(s), in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to the Units.